Issuer Free Writing Prospectus dated March 13, 2026

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated March 6, 2026

Registration Statement File No. 333-293217

March 2026 © Liberty Defense. All rights reserved. TSX V : SC A N │ O TC Q B : LDDFF NEXT GENERATION SECURITY DETECTION

FORWARD LOOKING STATEMENTS | DISCLAIMER

This corporate presentation and the information contained herein (this "Presentation") is proprietary and for authorized use only. It is being provided for the use of prospective investors with the express understanding that, without the prior permission in writing from Liberty Defense Holdings, Ltd. ("Liberty" or the "Company"), the investor will not copy this Presentation or any portion of it or use any information contained herein for any purpose other than evaluating a potential investment in securities of Liberty.

The Company has filed a registration statement on Form F-1 (including a preliminary prospectus) with the SEC for the offering to which this Presentation relates. The registration statement has not yet become effective. The Company's securities to be sold in the offering may not be sold, nor may any offers to buy such securities be accepted, prior to the time the registration statement becomes effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) for more complete information about the Company and the offering. Copies of the preliminary prospectus relating to this proposed offering, when available, may be obtained by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, copies of the preliminary prospectus, when available, may be obtained from The Benchmark Company, LLC at 150 East 58th Street, 17th Floor, New York, NY 10155, or by email at prospectus@benchmarkcompany.com.

This Presentation provides general background information about the activities of the Company. The Company does not undertake or agree to update this Presentation after the date hereof. All information is derived solely from management of the Company and otherwise publicly available third-party information that has not been independently verified by the Company. Further, it does not purport to be complete nor is it intended to be relied upon as advice (legal, financial, tax or otherwise) to current or potential investors. Each prospective investor should contact his, her or its own legal adviser, independent financial adviser or tax adviser for legal, financial or tax advice.

No person has been authorized to give any information or make any representations other than those contained in this Presentation and, if given and/or made, such information or representations must not be relied upon as having been so authorized.

This Presentation contains "forward-looking information" within the meaning of applicable securities laws. This information and these statements, referred to herein as "forward looking statements", are made as of the date of this Presentation or as of the date of the effective date of information described in this Presentation, as applicable. Forward-looking statements relate to future events or future performance and reflect current estimates, predictions, expectations or beliefs regarding future events and include, without limitation, statements with respect to: (i) our competitive position and our expectations regarding competition; (ii) anticipated trends and challenges in our business and the markets in which we operate; (iii) development, production, commercialization and sales of our HEXWAVE™ and HD-AIT Upgrade Kit products; (iv) maintenance, development and commercialization of existing third party partner relationships; (v) regulatory changes; and (iv) our ability to achieve the various development and commercial milestones within our estimated timeframe or at all.

Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects", or "does not expect", "is expected", "budget", "scheduled", "estimates", "projects", "targets", "forecasts", "intends", "anticipates", or "does not anticipate", or "believes" or variations (including negative and grammatical variations) of such words and phrases or state that certain actions, events or results "likely", "may", "could", "would", "might", or "will be taken", "occur", or "be achieved". Forward-looking information is based on the opinions and estimates of management at the date the information is made, and is based on a number of assumptions and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking information, including without limitation: limited operating history; history of losses; negative cash flow for the foreseeable future; interruptions to or failures of the Company's infrastructure; uncertainties and assumptions in the Company's revenue forecasts; changes in technology and evolving standards of the security industries; defects or disruptions in the Company's proposed products and services; risks related to loss or infringement of the Company's intellectual property or its infringement of intellectual property belonging to third parties; the Company's dependence on key personnel and the risk of conflicts of interest; competition in the Company's industry; market price volatility of the Company's common shares; global economic, political and financial market conditions; failure to manage the Company's growth successfully; the Company's ability to pay dividends; third-party credit risks; currency exchange rate fluctuations; risks related to future dilution and liquidity of the Company's common shares; reliance on third parties; reliance on a limited number of products, reliance on development of a prototype; failure to raise additional capital; reliance on permits, certifications and licenses; and failure to meet timelines; and the risks and uncertainties described in the "Risk Factors" section of the preliminary prospectus.

Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information contained in this Presentation or in certain of the other documents on file with Canadian securities regulatory authorities, which are available on the Company's SEDAR profile at www.sedar.com. The Company and its directors, officers and employees each disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or results or otherwise, except as required by applicable law. Accordingly, current and potential investors should not place undue reliance on forward-looking statements due to the inherent uncertainty therein. All forward-looking information is expressly qualified in its entirety by this cautionary statement.

An investor should read this Presentation with the understanding that the Company's actual future results may be materially different from what is expected.

This Presentation does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities of the Company in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

No securities regulatory authority has expressed an opinion about these securities, and it is an offense to claim otherwise.

This Presentation contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this Presentation may be listed without the TM, SM © or ® symbols, but we will assert, to the fullest extent under applicable law, the rights of the applicable owners, if any, to these trademarks, service marks, trade names and copyrights.

Estimates, projections and other information concerning our industry, including the size of the security screening market and explosives and weapons detection market, are based on information from third-party sources and management estimates. Although the Company believes that these third party-sources are reliable, the Company cannot guarantee the accuracy or completeness of these sources. The Company's management's estimates are derived from third-party sources, publicly available information, the Company's knowledge of its industry and assumptions based on such information and knowledge. The Company's management's estimates have not been verified by any independent source. All of the projections, estimates, market data and industry information used in this Presentation involve a number of assumptions and limitations. In addition, assumptions and estimates of the Company and its industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors.

OFFERING OVERVIEW LIBERTY DEFENSE HOLDINGS, LTD. TSXV:SCAN │ OTCQB:LDDFF ISSUER: F - 1 Public Offering & NASDAQ Initial Listing TYPE OF OFFERING: Base $15,000,000 Plus $2,250,000 Over Allotment Option OFFERING SIZE: Working Capital and general corporate purposes, including commercialization of our HD - AIT Upgrade Kit, business development activities associated with the sale of HEXWAVE and recurring engineering and cost reduction efforts for next generation HEXWAVE USE OF PROCEEDS: Benchmark, a StoneX Company UNDERWRITER: Bill Frain, CEO PRESENTER:

4 MISSION Protecting communities & preserving peace of mind through next generation weapons detection solutions PEOPLE POTENTIAL PRODUCTS 1 Future Market Insights, Inc, Security Screening Market Forecast and Outlook 2026 - 2036 ▪ Deep domain expertise in security & threat detection ▪ Designed & deployed threat detection technology globally for 30 years ▪ HEXWAVE MW scanner and High - Definition AIT disruptive technology ▪ $6M TSA Investment and $40M+ invested in technology

1. Future Market Insights, Inc, Security Screening Market Forecast and Outlook 2026 - 2036 2.Gun Violence Archive THREATS OF TODAY & TOMORROW An urgent need exists to advance weapon detection security to protect against emerging risks Current Climate Emerging Risks Future Needs » The security screening market is valued at US $11B in 2024 and is projected to reach US $2 2 B by 2036 1 » DHS $1B modernization plan » Terrorism and geopolitical tensions among several countries are on the rise » There were greater than 500 mass shootings in 2024 in the US alone and already 51 in 2026. » Advancements in 3D printing technology enable ability to print functioning weapons from plastic composites: Ghost Guns » Undetectable by conventional metal detectors » Urgent need for detection which surpasses the development of advanced threats » Needs to be fast, adaptable and non - invasive

OUR SOLUTIONS » Flagship HEXWAVE mobile walkthrough scanner identifies potential threats » HD - AIT Upgrade Kit replaces outdated technology at TSA checkpoints » AI technology provides rapid, non - intrusive scanning and threat detection Introducing our proprietary, non - invasive weapons detection technology HEXWAVE HD - AIT Upgrade Kit AI Technology

HEXWAVE-AI ENABLED
FCC Equipment Certification Approval for indoor/outdoor use
=
Antenna Array & Transceiver
+
3D Radar Image Reconstruction
+
Automatic Threat Detection
AI & Deep Learning
+
Smart IoT Functionality
Captures real-time data
Convert captured data into 3D radar images
Interprets the data and 3D radar images with AI
Provides connectivity to existing security systems
EMIT
CAPTURE
RICH DATA AI
INTERPRET
ACTION
THREAT DETECTED
Low power signal is transmitted to reflect off the individual
Each standalone unit captures reflected signals
~400,000 datapoints create a 3D image
Artificial intelligence models interpret rich data and provide go/no-go decisions
Smart IoT functionality allows notification & interaction with existing infrastructure

TSA UPGRADE KIT TSA Upgrade Kit developed to replace aging HD - AIT systems currently in use in airports throughout North America and around the globe. Our HD - AIT Upgrade kits provide: x Improved imaging capability to detect new and emerging threats x Inexpensive replacement alternatives KEY FEATURES » Open Architecture Platform ▪ TSA identified “best in class” partners for optimal performance ▪ Meets new detection standards issued by Homeland Security Currently under review in the Transportation Security Lab Contract option exercised by TSA in December 2025 for completion of design improvements “We will be putting over $1 billion into new scanning equipment, new X - ray equipment, [Advanced Imaging Technology] equipment” – Kristi Noem

MANAGEMENT & DEVELOPMENT TEAM

Leaders in the security industry, product development, technology and manufacturing

TEAM

- Led by a **seasoned leadership team** in **security & product** development, **management**, and **corporate finance**
- Supported by Board of Directors and advisors who provide extensive **market access**

OUR EXPERIENCE

Raytheon Technologies
Microsoft
BAE SYSTEMS
leidos
L3 communications Security & Detection Systems



BILL FRAIN
CEO
Former SVP of L3 (LHX-NYSE)



BRYAN CUNNINGHAM
President
Lawyer, security expert, former CIA officer, and tech executive
Palantir



JEFFREY GORDON
CTO
Engineering leader with 35+ years experience in security



IAN MCNAUGHTON
Sr. Director BD
Senior sales leader with 25+ years experience in security



MATT JOHNSON
DHS Strategy
Senior Leader for Aviation and Security Applications for TSA
evolv

BOARD OF DIRECTORS



JASON BURINESCU
Executive Chairman
Senior operating executive and Managing Partner of Vision Equity Partner Solutions



BILL FRAIN
CEO/ Director
Former SVP of L3 (LHX-NYSE)



LINDA JACKSTA
Independent Director
Customs & Border Protection Executive 35 years experience
U.S. Customs and Border Protection



ARJUN GREWAL
Independent Director
CEO of Arctic Training Centre and 19-year Veteran of the Canadian Armed Forces.

TSA is investing in Liberty Defense for enhanced detection performance INDUSTRY PARTNERSHIPS MIT and Pacific Northwest National Labs chose Liberty to commercialize the technology US$6M Grants to date Global Distribution Network

MARKET OPPORTUNITY

A multibillion-dollar opportunity exists in the North America Physical Security Market

Security Screening Market Growth


7.5% CAGR
$10.9B
$11.7B
$12.6B
$13.5B
$14.6B
$15.6B
$16.8B
$18.1B
$19.4B
$20.9B
$22.5B
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036

Future Market Insights, Inc, Security Screening Market Forecast and Outlook 2026-2036

Demand Drivers – Regulatory Tailwinds

- **2024 TSA Employee Screening Mandate**
- **2025 DHS $1B TSA Modernization Plan**

  Federal investment in advanced screening upgrades highlighting Advance Imaging Technology (AIT)

Number of Possible Screening Applications

Federal US Airport Screening Lanes[2]	2,500+
Correctional Facilities[3]	6,000+
Distribution Centers[4]	14,500+
Federal Government (Estimate)	125,000+
Hospitals[6]	6,000+
Schools[7]	130,000+
Sports & Entertainment Venues[8]	12,000+

2. Transportation Security Administration (TSA) Breaks Record for Most Individuals Screened on a Single Day, Readies for Record Breaking Independence Day Travel Volumes
3. SJIA Security Journal Americas:.How many correctional facilities are in the United States
4. Industry Estimate-Brush Pass Research
6. American Hospital Association (AHA) fast facts on US hospitals 2026
7. Agile education marketing
8. Smart Scrapers, List of sports complexes United States

TSA AVIATION WORKER SCREENING

Insider threat poses a real risk with the potential for employees to exploit secure access and insider knowledge to smuggle contraband and weapons

- TSA mandates call for planning and rapid adoption of next generation, open architecture technology
- HEXWAVE's portability allows for use at multiple entrances to push the security perimeter out

MARKET OUTLOOK[1]

Airport Category	# of Airports	Average Operating Time (Hours/Week)	Average # of Screening Systems/Airport	Total Minimum # of Screening Systems
X	27	160	7.7	208
I	57	75-90	3.8	217
II	89	36-50	1	89
				514

1.This Market Assessment was conducted by an outside consulting firm using a bottoms-up approach, estimated operating time requirements are based on total badged population, SIDA access control points, passenger enplanement and number of terminals were factored into estimations of minimum-security screening systems needed to meet requirements. This Market Assessment was initially provided in 2023, and has since been updated to reflect latest discussions with the firm.

We Estimate a $50M OPPORTUNITY

Category X: A designation used by the **Transportation Security Administration (TSA)** to identify the largest and busiest airports in the US

Category I: Large airports with significant traffic but generally fewer enplanements than Cat X.

Category II: Medium to small community airports with lower traffic volumes



Manchester Airport



Rochester Airport

COMPETITIVE LANDSCAPE

HEXWAVE System's features provides detection solution on the market

	Liberty Defense	Thruvision	Rohde & Schwarz	Rhode & Schwartz	Evolv	Tek84	Voxel Radar	SYGHT	Milliscan
Model	**HexWave**	**LPCDD**	**QPS201**	**QPS Walk2000**	**Express**	**Defender**	**Prototype Development**	**No Commercial Product Available**	**Milliscan**
Divestiture of Outer garments	No	Yes	No	No	No	Yes	---	No	No
Metal Threats	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Non-Metal Threats	Yes	Yes	Yes	Yes	Limited	Yes	Yes	Yes	Yes
Sensor Type	Millimeter Wave	Terahertz (Heat Sensor)	Millimeter Wave	Millimeter Wave	Smart Metal Detector	X-Ray Backscatter	"Next-Gen" Millimeter Wave	"Passive" Millimeter Wave	Millimeter Wave
Frequencies	6 GHz - 10.6 GHz	250 GHz	70 GHz - 80 GHz	50 Hz - 60 Hz	50 Hz - 60 Hz	N/A	---	---	---
Scan time	real-time	real-time	2.5 seconds	real-time	real-time	7 seconds	---	real-time	---
Throughput (persons/h)	~ 700	~ 1200	~ 300	~ 1000	~ 3600	~ 300	---	---	---
Movable	Yes	Yes	No	No	Yes	No	---	---	---
Indoor / Protected Outdoor Usage	Both	Indoor	Indoor	Both	Both	Indoor	---	---	---

Market Position Assessment from an Outside Consulting Firm

BUSINESS MODEL REVENUE STREAMS Hardware Sales ▪ Units deployed individually or as portal configuration ▪ HEXWAVE ASP $100,000 ▪ HD - AIT Upgrade Kit Target Pricing $125,000 Implementation ▪ HEXWAVE can be used as a standalone system or integrated into existing security platforms ▪ Implementations will vary from basic to more fully integrated Maintenance & AI Updates ▪ 3 – 5 - year maintenance plan including software and AI updates incurring annual revenue stream MARGINS ▪ Product margins improving ▪ Volume, technology curve, and value engineering will further enhance margins MARKET ▪ Initial focus will be on the Americas but there is an international need ▪ Key partners in place combined with direct sales ▪ Amsource Capital engaged to facilitate large and small ticket leasing and financing of HEXWAVE

BUSINESS UPDATE HEXWAVE Installations ▪ Los Alamos National Labs ▪ Greater Toronto Airport Authority ▪ Manchester Airport ▪ Birmingham Airport ▪ Rochester Airport ▪ Malaysia ▪ MIT Lincoln Labs (High Speed Transit) ▪ TSA ▪ Netherlands – GRASP Technologies ▪ Bogota, Columbia (Theatre/Concert venue) ▪ Chile (Correctional Facility) ▪ Fairbanks Alaska Int’l Airport ▪ Palm Springs Airport ▪ US Infectious Disease Lab Recent Contracts: ▪ JFK Airport, New Terminal One: 2 ▪ US Major International Airport: 2 ▪ Capitol Buildings/Northeast: 3 ▪ Point Security/Birmingham: 3 ▪ Bogota, Columbia: 1 ▪ Missouri Corrections: 1 ▪ MIT LL Program for Mass Transit (Integration) ▪ Active Aviation Worker Screening quoting several US airports ▪ Major demonstrations conducted in the last 30 days across multiple verticals (Gov’t Agencies, Corrections, Loss Prevention) ▪ Installed HD - AIT Upgrade Kit at TSL in August.

CAPITALIZATION STRUCTURE (February 2026) OTCQB: LDDFF ; TSXV: SCAN US$10.7 Market Cap @ US$0.12 1 89,293,651 Shares Outstanding 2 36,514,876 Warrants Outstanding (WAEP = $0.62 USD) 2 4,987,500 Options 2 693,927 RSU’s 2 1 Calculated using closing price of our common shares as of February 25, 2026 2 As of February 25,2026     0     0     0     0     0     0     0     0     0     0     0     0     0     0     0 <HDUHQGHG'HF  <HDUHQGHG'HF   PRQWKVHQGHG6HS  2SHUDWLQJ/RVV 5HYHQXH

► Leadership: Developed and Deployed comprehensive security systems on a global scale. ► TAM: $11B  $22B 1 by 2036 , shifting to comprehensive full body threat detection ► Technology: Millimeter Wave is a proven technology with enhanced A.I. performance ► Products: • HEXWAVE deployed in leading airports, correctional facilities, universities, courthouses, labs • HD - AIT upgrade kit delivered to TSA in August, $100M opportunity ► Investors: TSA invested $6M sole source in Liberty for enhanced detection ► Partners: MIT & Pacific Northwest National Labs chose Liberty to commercialize ► Distributors: Rapiscan (OSI), Point Security, Isotec Security, Linev Systems, K2, Grasp ► USA: Engineered & Manufactured in USA WHY LIBERTY DEFENSE Protecting communities & preserving peace of mind through next generation weapons detection solutions! 1 Future Market Insights, Inc, Security Screening Market Forecast and Outlook 2026 - 2036

CONTACT US Tel: 604 - 809 - 2500 General: info@libertydefense.com Investor Relations: investors@libertydefense.com TSXV: SCAN | OTCQB: LDDFF 187 Ballardvale St, Suite 110 Wilmington, MA, 01887 www.LibertyDefense.com Together we can build a safer future